EXHIBIT 10.35

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into as of March 7, 2005 (the “Effective Date”) by and between PPD DEVELOPMENT, LP, a Texas limited partnership, with its principal executive offices located at 3151 South 17th Street, Wilmington, North Carolina 28412 (“PPD”) and CORAUTUS GENETICS, INC., a Delaware corporation, with its principal executive offices located at 75 Fifth Street, NW, Suite 313, Atlanta, GA 30308 (“Sponsor”)

WHEREAS, Sponsor is engaged in the development, manufacture, distribution and sale of pharmaceutical products; and

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services; and

WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical development services in connection with certain clinical research programs Sponsor is conducting (individually, a “Project”), in which case the terms and conditions for each such Project shall be set forth in a project addendum to be attached to this Agreement and incorporated herein by reference (individually, a “Project Addendum” and collectively, the “Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. SERVICES.

1.1 Services to be Provided by PPD. PPD hereby agrees to provide to Sponsor the services identified and described in the Services section of each Project Addendum attached to this Agreement (the “Services”). PPD shall perform the Services for each Project set forth in the applicable Project Addendum in compliance with (i) the protocol for the Project (“Protocol”), which shall be attached to and made a part of the applicable Project Addendum, (ii) the terms and conditions of this Agreement, (iii) the terms and conditions of the applicable Project Addendum, (iv) PPD’s standard operating procedures (“SOPs”), which have been approved by Sponsor, and (v) all applicable laws, rules and regulations. Sponsor agrees that PPD is responsible only for those Services set forth on a properly executed Project Addendum.

1.2 Project Addendum. In the event that the parties hereto shall reach agreement with respect to the provision of Services for a Project, PPD and Sponsor shall execute a Project Addendum evidencing such Services. Sponsor agrees that the Project Addendum shall be executed by both parties before PPD commences work under the Project Addendum, unless the parties otherwise agree in writing. Each Project Addendum shall be attached to this Agreement and incorporated into and made a part of this Agreement by reference, and each such Project Addendum and this Agreement shall constitute the entire agreement for the applicable Project. To the extent any terms set forth in a Project Addendum conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum.

1.3 Out of Scope. In the event that PPD is requested or required to perform services for a Project that are not specifically provided for in the applicable Project Addendum (the “Out of Scope Services”), such Out of Scope Services and a compensation schedule therefor (the “Out of Scope

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Agreement”) must be mutually agreed upon by the parties in writing prior to PPD’s provision of such Out of Scope Services. The Out of Scope Agreement shall constitute an amendment to the applicable Project Addendum and the Out of Scope Services set forth therein shall be deemed to be Services as that term is used in this Agreement and the applicable Project Addendum.

1.4 Mutual Cooperation. Sponsor and PPD will cooperate with one another in providing information, taking action and executing documents, as appropriate, to achieve the objectives of this Agreement. Sponsor and PPD shall each comply with all applicable laws, rules and regulations governing the performance of its obligations hereunder and the subject matter of this Agreement.

2. COMPENSATION AND PAYMENT.

2.1 Charges for Services. Sponsor shall pay PPD for all Services performed under this Agreement and any Project Addendum (“Direct Fees”) in accordance with the rates for such Services and the maximums (if so stated) set forth in such Project Addendum. Sponsor shall also reimburse PPD for all out-of-pocket expenses incurred in connection with the performance of the Services with respect to a Project, including, without limitation, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Institutional Review Board or similar board or committee fees, and other “pass through” expenses reasonably expected to be incurred in connection with performing the Services (collectively, the “Pass Through Costs”). Except as otherwise expressly provided in a Project Addendum, PPD shall submit to Sponsor for each Project a monthly invoice describing the Services performed on such Project, the Direct Fees due for such Services, and all Pass Through Costs paid by PPD. Sponsor shall pay each monthly invoice within thirty (30) days of receipt of said invoice. PPD shall have no obligation to pay investigator grant payments to an investigator site (the “Site”) for conduct of services by such Site related to a Project until PPD has received payment of such Pass Through Costs from Sponsor. Notwithstanding anything to the contrary contained herein, all fees due for investigator meetings must be received by PPD prior to PPD incurring any obligation for investigator meeting fees.

2.2 Payment after Termination. Upon termination of any Project Addendum or this Agreement pursuant to Section 3 below, Sponsor shall pay PPD all Direct Fees and Pass Through Costs for all Services performed through the termination date. In addition, Sponsor shall reimburse PPD for all future non-cancelable obligations to third parties (where such obligations were reasonably created as a result of a Project being authorized by the Sponsor). Any funds held by PPD which are unearned at the date of termination shall be returned to Sponsor within forty-five (45) days of after the termination date of the Project Addendum or this Agreement, whichever is applicable. Certain Services of PPD require greater utilization of resources at the outset such that compensation for such services based on a percentage of milestones completed prior to PPD fully completing the milestone would work to the detriment of PPD. Accordingly, the parties agree that in the event of early termination other than by reason of PPD’s material default, compensation for partially completed milestones shall be made on a time and materials basis.

2.3 Pre-Execution Services. In the event Sponsor requests PPD to begin providing the Services for a Project prior to the execution by Sponsor of a Project Addendum or other mutually agreed upon writing, Sponsor agrees that PPD shall be compensated on a time and materials basis for Services performed in accordance with the PPD Proposal for Services which formed the basis of the award of the Project to PPD.

2.4 Payments. Unless otherwise set forth in a Project Addendum, all payments to PPD under this Agreement or any Project Addendum shall be made as follows:

If made by check, payment mailed to:	PPD Development, LP
12937 Collections Center Drive
Chicago, Illinois 60693
Tax ID# xx-xxxxxxx

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If made by wire transfer, payment wired to:	Bank
Acct: xxxxxxxxx
ABA: xxxxxxxxx
Acct Name: xxxxxxxx

3. TERM AND TERMINATION.

3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years unless extended by mutual written agreement by the parties. Each Project Addendum shall be effective upon the date signed by the last signatory thereto and shall terminate upon (i) the completion of the Services to be provided thereunder, and (ii) PPD’s receipt of all Direct Fees, Pass Through Costs, and any other payments due to PPD related to the Services provided thereunder, unless earlier terminated in accordance with this Section 3.

3.2 Early Termination. Any Project Addendum may be terminated with or without cause by either party upon thirty (30) days prior written notice.

3.3 Insolvency. Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party. For purposes of this Agreement, “Insolvency Event” shall mean (1) a party or any of its subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

3.4 Effect of Termination. The termination of this Agreement by either party shall automatically terminate all Project Addenda, unless otherwise agreed in writing.

3.5 Wind Down. Upon the termination of this Agreement or a Project Addendum, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder.

3.6 Provisions Surviving Termination. The obligations of the parties contained in Sections 2, 3.4, 3.5, 3.6, 5, 6, 7, 8, 9.2, 12, 13, 14.2, 14.3, 14.5, 14.6, 14.7, 14.10, 14.11 and 14.12 hereof and herein shall survive termination of this Agreement.

4. PERSONNEL.

4.1 Project Management. The Services with respect to each Project shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate as the Project Manager, such Sponsor acceptance of the designated Project Manager not to be unreasonably withheld or delayed in all instances.

4.2 Covenant Not to Interfere. During the period in which a particular Project is being conducted, neither party shall recruit, hire or employ any personnel of the other party who is material to the performance of such Project without the prior written consent of such other party.

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5. CONFIDENTIALITY.

5.1 Sponsor Confidential Information. PPD shall treat all information obtained from Sponsor and all Sponsor Property (as defined below) and any revisions, improvements or enhancements thereto (“Sponsor Confidential Information”) as the confidential and exclusive property of Sponsor.

5.2 PPD Confidential Information. Sponsor shall treat all information obtained from PPD including, without limitation, any PPD bids or proposals, standard operating procedures, personnel information, all PPD Property (as defined below) and any revisions, improvements or enhancements thereto (“PPD Confidential Information”) as the confidential and exclusive property of PPD.

5.3 Use of Sponsor Confidential Information and PPD Confidential Information. Each party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other party. Neither party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other party. Each party shall restrict the dissemination of the other’s Confidential Information within its organization to only those persons who have a need to know, and shall ensure that all of its directors, officers, employees, agents, representatives and advisors (collectively, “Agents”) are aware of this Agreement and bound by the terms of confidentiality stated herein.

5.4 Exceptions to Confidential Information. The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information which the receiving party is able to demonstrate by documentary evidence: (i) was in the receiving party’s possession prior to receipt from the disclosing party or is independently developed by the receiving party; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party or its Agents; and (iv) is lawfully received by the receiving party from a third party having a right of further disclosure.

5.5 Disclosure Required by Law. The non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that a receiving party is required to disclose pursuant to any judicial action, order of the court or other governmental agency or requirement of the Securities and Exchange Commission or applicable securities exchange; provided, however, that the receiving party shall make all reasonable efforts to notify the disclosing party prior to the disclosure of Confidential Information and allow the disclosing party the opportunity to contest and avoid such disclosure, and further provided that the receiving party shall disclose only that portion of such Confidential Information that it is legally required to disclose.

5.6 Return of Information. Upon termination or expiration of this Agreement or at the disclosing party’s earlier written request, the receiving party shall return, and shall cause its Agents to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct. Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

5.7 Remedy. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this Agreement. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or a Project Addendum or the continuation of any such breach, without the necessity of proving actual damages.

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5.8 Privacy Laws. All information containing personal data shall be handled in accordance with all applicable privacy laws, rules and regulations, including, without limitation, the European Data Protection Directive [EC/95/46] and Health Insurance Portability Accountability Act (HIPAA).

6. INTELLECTUAL PROPERTY; OWNERSHIP.

6.1 No License. Neither anything contained herein, nor the delivery of any information to a party hereto, shall be deemed to grant the receiving party any right or license under any patent or patent application or to any know-how, technology or invention of the disclosing party.

6.2 Sponsor Property.

(a) All budgets, bids, proposals, Protocols, and other materials, documents, information and programs of every kind and description supplied to PPD or investigators by or on behalf of Sponsor, and all materials, documents, and information prepared or developed by PPD or investigators in the course of performing the work provided for in this Agreement including the inventions, technology, know-how and other intellectual property assigned under Section 6.2(b) (collectively, “Sponsor Property”) and all revisions, improvements or enhancements thereto shall be the sole and exclusive property of Sponsor, and PPD shall have no rights, title or interest in such Sponsor Property. PPD waives and renounces any rights to file or assert a lien upon any Sponsor Property, including, without limitation, any lien that may arise on account of non-payment.

(b) PPD hereby assigns to Sponsor all rights PPD or its Agents may have in any invention, technology, know-how or other intellectual property directly relating to a Project drug or Protocol and which is (i) a direct result of PPD’s provision of the Services or (ii) specifically set forth as a deliverable under a Project Addendum, and PPD shall assist Sponsor, at Sponsor’s sole cost and expense, in obtaining or extending protection therefor. PPD warrants that it has and will continue to have agreements with its Agents to effect the terms of this Section 6.2(b).

6.3 PPD Property. PPD possesses certain inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and assets, including, without limitation, those related to business or product plans or proposals, marketing strategies, standard operating procedures, data, composition of matter, research, experimental results, personnel data, financial information and conditions, pricing information, customer information, supplier/vendor information, raw materials, data collection and data management processes, laboratory analyses, analytical, biotechnology and clinical methods, procedures and techniques, computer technical expertise and software (including code) which have been independently developed without the benefit of the Sponsor Property (collectively, “PPD Property”). Sponsor and PPD agree that any PPD Property or revisions, improvements or enhancements thereto shall be the sole and exclusive property of PPD, and Sponsor shall have no rights, title and interest to such PPD Property.

7. INDEMNIFICATION.

7.1 Sponsor Indemnity. Sponsor shall indemnify, defend, and hold harmless PPD and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert witness fees, court costs, and amounts incurred by PPD under indemnity obligations imposed upon it by a third party provider to a Project where such third party provider has been approved by Sponsor, incurred in connection with any claim, demand, action or proceeding for wrongful death or personal injury (a) suffered by a patient participating in the Project as a result of the administration of the Project drug in accordance with the Protocol provided to PPD by Sponsor, from protocol required procedures; or (ii) arising from or growing out of the negligence of Sponsor or the breach by it of this Agreement or resulting from PPD following the written directive of Sponsor, provided in each case that such injury was not the result of the failure to administer the Project drug in accordance with the Protocol or the negligence or willful misconduct of PPD or its Agents.

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7.2 PPD Indemnity. PPD shall indemnify, defend and hold harmless Sponsor and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, cost and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs, incurred in connection with any Claim arising from or growing out of (a) the negligence or willful misconduct of PPD or its employees or agents or the breach of any provision of this Agreement or (b) the claimed or alleged status of any Agent of PPD as an agent of Sponsor; provided that in each case that such claim, suit, action or demand or judgment was not the result of the negligence or willful misconduct of Sponsor or its Agents.

7.3 Indemnification Procedure. Each indemnified party shall give the indemnifying party prompt notice of any Claim for which indemnification is sought hereunder. The indemnifying party shall have the right to control the defense and settlement of a Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such Claim. Any indemnified party shall have the right to participate in, but not control, the defense and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless (i) the employment thereof has been specifically authorized by the indemnifying party, or (ii) the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such Claim).

8. LIMITATION OF LIABILITY.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY PROJECT ADDENDUM, THE TOTAL LIABILITY IN THE AGGREGATE OF PPD AND IT AGENTS TO SPONSOR FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES (INCLUDING WITHOUT LIMITATION ATTORNEYS’ FEES AND COSTS AND EXPERT WITNESS FEES) THAT ARE NOT DERIVED FROM OR BASED UPON CLAIMS AGAINST SPONSOR BY A THIRD PARTY SHALL BE LIMITED TO THE SUM OF FIVE MILLION DOLLARS ($5,000,000). CLAIMS THAT ARE DERIVED FROM OR BASED ON THIRD PARTY CLAIMS AGAINST SPONSOR SHALL NOT BE SUBJECT TO SUCH DOLLAR LIMITATION.

8.a. INSURANCE.

Each party will procure and maintain throughout the term of this Agreement Comprehensive or Commercial Form General Liability Insurance, and PPD will additionally procure and maintain throughout the term of this Agreement Professional Liability Insurance (contract liability included), or in each case an equivalent program of self insurance with limits not less than:

$10,000,000

Each party agrees to furnish the other, upon request, an original certificate of insurance reasonably acceptable to the other indicating the required coverage. Each party agrees that the insurance will not be cancelled while this Agreement is in effect without thirty (30) days prior written notice to the other party. Should PPD at any time neglect or refuse to provide the insurance required herein, or should such insurance be cancelled, Sponsor shall have the right to procure the same and the cost thereof shall be deducted from any compensation then due or thereafter to become due to PPD. PPD shall not commence work under this Agreement until the insurance required herein has been obtained.

9. RECORD STORAGE.

9.1 Record Maintenance during Project. During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files. PPD shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours, all documentation, data and information relating to a Project.

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9.2 Record Maintenance after Expiration or Termination. Upon the expiration or termination of this Agreement, all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder (collectively, the “Records”) shall, at Sponsor’s option, be (i) delivered to Sponsor at its expense and risk to its offices identified herein in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of three (3) years, or (iii) disposed of at Sponsor’s expense, as directed by written request of Sponsor, unless the Records are otherwise required to be stored or maintained by PPD under applicable law. If PPD is required or requested to maintain and/or store the Records for a period beyond three (3) years after the termination or expiration of this Agreement, Sponsor shall reimburse PPD for its maintenance and storage costs. In no event shall PPD dispose of Records without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the Records. PPD shall be entitled at its expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 5 above.

10. DEBARMENT.

PPD hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment under any applicable law, rule or regulation, including, without limitation, the Generic Drug Enforcement Act of 1992. If PPD or any of its Agents who perform Services for a Project is debarred or receives notice of an action or threat of action of debarment, PPD shall immediately notify Sponsor of same. The debarment of PPD or any of its Agents (which are providing services to Sponsor on a Project under this Agreement) that remains in place for a period of at least thirty (30) days shall be deemed to be a material breach of this Agreement, unless, with respect to the debarment of an Agent which is providing services to Sponsor hereunder, PPD is able to replace the Agent within such 30-day period, in which case the debarment of the replaced Agent shall not be a material breach of this Agreement.

PPD hereby certifies that it has not utilized, and will use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of services under this Agreement or any Project Addendum that has been debarred or that has been convicted of a crime that could lead to debarment under any applicable law, rule or regulation, including, without limitation, the Generic Drug Enforcement Act of 1992. In the event that PPD receives notice of the debarment or threatened debarment of any such individual or entity, PPD shall notify Sponsor immediately, and Sponsor shall have the right to immediately terminate this Agreement pursuant to Article 4.

11. CURRENCY MANAGEMENT.

11.1 Direct Fees. All Direct Fees owed to PPD for Services performed under this Agreement or any Project Addendum shall generally be invoiced to and paid by Sponsor in the “Contract Currency”, which shall be defined as the currency designated in any budget or payment schedule set forth in a Project Addendum. However, any Services performed outside the United States shall be invoiced to and paid by Sponsor in the local currency where such Services are performed with any Services performed in Europe being invoiced to and paid by Sponsor in British pounds or European dollars.

In special circumstances, PPD may invoice Sponsor in United States dollars for Services performed outside the United States. In such cases, PPD shall specify on each invoice the estimated exchange rate (“Exchange Rate”) used to prepare the budget or payment schedule for such Project Addendum. At the conclusion of each calendar year, PPD shall reconcile the amount of the invoices billed to Sponsor that year with the amount of the invoices as converted using the actual spot rate (“Spot Rate”), as identified in the Wall Street Journal, on the date of each invoice. In the event the reconciliation demonstrates that the difference in such amounts deviates from the original amount in the budget or payment schedule by five percent (5%) or more and such deviation is greater than $50,000 United States

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dollars (as calculated on the date of such reconciliation), such difference shall be invoiced or credited, as the case may be, to Sponsor. Invoices shall detail the Exchange Rate and Spot Rate used to determine such amount due or owed. Reconciliations shall be conducted on a calendar year basis, and shall not be cumulative.

11.2 Pass Through Costs. Where PPD incurs Pass Through Costs in a currency other than the Contract Currency, PPD shall, for Sponsor invoicing and payment purposes, convert such costs to the Contract Currency based on an average exchange rate between the local currency and the Contract Currency for the month in which such costs were incurred.

11.3 Investigator Fees. PPD shall pay investigator fees in the currency specified in the investigator agreements. For Sponsor invoicing and payment purposes, PPD shall convert all investigator fees that are to be paid in a currency other than the Contract Currency to the Contract Currency. The conversion to the Contract Currency shall be based on an average exchange rate between the currency specified in an investigator agreement and the Contract Currency for the month prior to the month the Sponsor invoice is raised. All amounts invoiced to Sponsor will be based upon an accrual of costs owed to investigators.

12. REPRESENTATIONS AND WARRANTIES.

12.1 PPD represents and warrants to Sponsor that:

(a) it is authorized to enter into this Agreement, and that its execution, delivery and performance of this Agreement will not conflict with or constitute a default under any other agreement to which it is party or by which its assets are bound; and

(b) all aspects of PPD’s facilities which may be used in the performance of any Services, including without limitation the databases to be used by PPD for the tracking, handling, recording, reporting and transmitting of data generated during the Projects and Studies have been fully verified and validated according to applicable industry standards; and

(c) it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement and that, during the term of this Agreement, it will not enter into any agreement to provide services that would in any way prevent it from providing the Services contemplated under this Agreement; and

(d) it has the experience, capability and resources, including, but not limited to sufficient personnel and supervisors to perform the Services under any Project Addenda in a competent manner, and that it shall at all times devote the necessary personnel and supervisors to perform the Services in a competent manner.

12.2 Sponsor represents and warrants to PPD that:

(a) it is authorized to enter into this Agreement, and that its execution, delivery and performance of this Agreement will not conflict with or constitute a default under any other agreement to which it is a party or by which its assets are bound.

13. REGULATORY COMPLIANCE AND INSPECTIONS.

(a) Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall:

(1) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning the Project in which PPD is providing Services, including, but not limited to, inspection of investigational sites or laboratories;

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(2) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such the Project, including, but not limited to, Form FD-483 notices, or warning letters, even if they do not specifically mention the other party; and

(3) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection. Each party, howeve,r acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

(b) Each party agrees that, during an inspection by the FDA or other regulatory authority concerning Project in which PPD is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency without the prior consent of the other party, which consent shall not unreasonably be withheld. Such information and materials include, but are not limited to, the following:

(1) financial data and pricing data (including, but not limited to, the budget and payment schedule); and

(2) personal data (other than data relating to the qualifications of technical and professional persons performing functions subject to the regulatory requirements).

14. MISCELLANEOUS.

14.1 Independent Contractor Relationship. The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority.

14.2 Publicity. Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of the other party in each instance. The restrictions imposed by this Section shall not prohibit a party from making any disclosure identifying the other party that is required by any applicable law, rule or regulation.

14.3 Publication. PPD may not publish any articles or make any presentations relating to the Services provided to Sponsor hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of Sponsor.

14.4 Force Majeure. If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance. A party shall not be liable for any delays resulting from a Disability, and any affected timelines shall be extended for a period equal to that of the Disability and each Project budget shall be adjusted to reflect any cost increases resulting from such Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

14.5 Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date delivered if delivered (i) personally, (ii) on the first business day after the date sent if sent by recognized overnight courier, (iii) on the date transmitted if

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sent via facsimile (with confirmation of receipt generated by the transmitting machine), or (iv) on the second business day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Project Addendum. If no address is provided in the Project Addendum, then notices shall be sent to the following address:

If to PPD:	PPD Development, LP
3151 South 17th Street
Wilmington, North Carolina 28412
Attention: CEO
Tel: (910) 251-0081
Fax: (910) 762-5820

If to Sponsor:	Corautus Genetics, Inc.
75 Fifth Street, NW, Suite 313
Atlanta, Georgia 30308
Attention: Vice President of Finance and Administration

Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 12.6.

14.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to its conflicts of laws provisions.

14.7 Severability. If any provision of this Agreement or any Project Addendum is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement or such Project Addendum will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Project Addendum will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement or such Project Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a party of this Agreement or such Project Addendum, a legal, valid and enforceable provision as similar in terms as to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

14.8 Waiver. Any term or condition of this Agreement or a Project Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement or a Project Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or such Project Addendum on any future occasion.

14.9 Amendments. No amendment, change or modification to this Agreement or any Project Addendum shall be effective unless in writing and executed by the parties hereto.

14.10 Assignment and Subcontracting. This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party; provided, however, that (i) a party hereto may assign this Agreement or a Project Addendum hereunder to a successor-in-interest to the party’s business and (ii) PPD may assign this Agreement or a Project Addendum or subcontract all or part of the Services to be performed hereunder to an Affiliate of PPD. “Affiliate of PPD” shall mean an entity which can provide the Services and which controls, is controlled by or is under common control with PPD or PPD’s parent company Pharmaceutical Product Development, Inc.

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PPD Master Services Agreement

14.11 Arbitration. Except for disputes regarding breaches of Section 5 and the right to pursue the remedies set forth in Section 5.6 above, the parties hereby agree to submit any dispute arising hereunder to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in [Washington, D.C./Charlotte, North Carolina/Atlanta - let’s discuss]. The decision of the arbitrator or arbitration panel shall be final and binding upon the parties hereto and shall be enforceable by any court of competent jurisdiction.

14.12 Construction. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

14.13 Counterparts and Facsimile Signatures. This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A facsimile transmission of this signed Agreement bearing a signature on behalf of a party shall be legal and binding on such party.

14.14 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the date first above written.

PPD DEVELOPMENT, LP

By:	PPD GP, LLC	CORAUTUS GENETICS, INC.
Its:	General Partner

By:	/s/ Fred B. Davenport, Sr.	By:	/s/ Richard E. Otto
Its:	President	Name:	Richard E. Otto
		Title:	Chief Executive Officer

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